UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2019

Sundance Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36302	61-1949225
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 17th Street, Suite 700 Denver, CO 80265	(303) 543-5700
(Address of principal executive offices, including Zip Code)	(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SNDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company               ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d)  On December 5, 2019, the Board of Directors (the “Board”) of Sundance Energy Inc. (the “Company”) increased the number of directors of the Company from seven to eight, and appointed Stephen J. McDaniel to serve as a director of the Company, filling the vacancy on the Board created by the increase, effective as of December 5, 2019.  The Company’s current Chairman of the Board, Michael D. Hannell, will continue to serve as Chairman of the Board through December 31, 2019, at which time Mr. Hannell will step down and Mr. McDaniel will transition to the role of Chairman.

The increase in the size of the Board and the election of Mr. McDaniel to fill the newly created vacancy on the Board was based upon the recommendations of the Nominating and Corporate Governance Committee of the Board.  The Board has not determined the committees of the Board on which Mr. McDaniel will be designated for service.

For the period commencing upon the effective date of his appointment as a director, Mr. McDaniel will be entitled to receive a pro-rated portion of the $100,000 annual director’s fee consistent with current director compensation practices.  Once he assumes the role of Chairman, he will be entitled to receive an annual Chairman fee of $150,000 pro-rated and continuing through the next annual meeting of the Company’s shareholders.  Mr. McDaniel will also be eligible to participate as a non-employee director in the Company’s benefit plans, consistent with the Company’s non-employee director compensation practices.

In addition, the Company intends to enter into an indemnification agreement (“Indemnification Agreement”) with Mr. McDaniel, pursuant to which the Company will indemnify Mr. McDaniel against certain liabilities that may arise by reason of his status or service as a director, and to advance expenses incurred as a result of certain proceedings, to the fullest extent provided by law.  A copy of the Indemnification Agreement has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-36302) filed with the Securities and Exchange Commission on November 26, 2019.

Mr. McDaniel, 58, has served as an independent director of Ultra Petroleum Corporation since 2006, and is also presently serving on the Board of Directors of Encino Energy, a $2 billion private exploration and production company, and Bazean Corporation, an oil and gas focused technology company.  Mr. McDaniel previously served as a director of Midstates Petroleum Company, where he was previously President and Chief Executive Officer and, later, non-executive Chairman.  Since 2013, Mr. McDaniel has served on the Executive Board of the Lone Star Chapter of Big Brothers Big Sisters.  His previous experience included approximately ten years of oil and gas investment banking, the majority of which was with Merrill Lynch where he held the position of Managing Director.  He began his career with Conoco in 1983 where he held a variety of engineering, operations, and business development positions.  The Board believes that Mr. McDaniel possesses specific attributes that qualify him to serve as a director of the Company, including his significant oil and gas managerial and operational experience, his energy investment banking background, and his financial expertise.

There are no related party transactions involving Mr. McDaniel that would require disclosure pursuant to Item 404(a) of Regulation S-K.  Further, there are no arrangements or understandings between Mr. McDaniel and any other persons pursuant to which he was selected as a director of the Company. Mr. McDaniel will serve as a director until the next annual meeting of the Company’s shareholders, at which time his continued service as a director of the Company will be subject to nomination and shareholder approval.

(b)  As noted above, in connection with his previously announced retirement, Michael D. Hannell will step down from his role as Chairman of the Board effective December 31, 2019, at which time Stephen J. McDaniel will transition to the role of Chairman.  In order to ensure an orderly transition of leadership responsibilities, on December 5, 2019, Mr. Hannell announced to the Board that his retirement will be effective in April 2020.  In connection with Mr. Hannell’s retirement from the Board, the Board approved a decrease in the number of authorized directors on the Board from eight to seven, which decrease will be effective immediately following the effectiveness of Mr. Hannell’s retirement.

Item 8.01 Other Events.

A copy of the press release issued by the Company, dated December 10, 2019, announcing the organizational changes described in Item 5.02 of this Current Report on Form 8-K, is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press release of Sundance Energy Inc., dated December 10, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 10, 2019

SUNDANCE ENERGY INC.

By:	/s/ Cathy L. Anderson
Name:	Cathy L. Anderson
Title:	Chief Financial Officer